Exhibit (g)(1)(a)

AMENDMENT
TO
CUSTODY AGREEMENT

This Amendment (“Amendment”) dated June 29, 2022 (“Effective Date”) is by and between IndexIQ Active ETF Trust (the “Fund”) and The Bank of New York Mellon (“BNY Mellon”).

BACKGROUND:

A.	BNY Mellon and the Fund entered into a Custody Agreement dated as of November 18, 2013, as amended to date, (the “Agreement”) relating to BNY Mellon’s provision of services to the Fund and its portfolios identified on Schedule II (each, a “Series”).

B.	The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.	Schedule II to the Agreement is hereby deleted in its entirety and replaced with Schedule II attached hereto.

2.	Miscellaneous.

(a)	Capitalized terms not defined in this Amendment shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, as to services described in this Amendment, this Amendment shall control.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(c)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter thereof and supersedes all prior communications with respect thereto.

(d)	This Amendment may be executed in one or more counterparts and such execution may occur by manual signature on a copy of the Amendment physically delivered, on a copy of the Amendment transmitted by facsimile transmission or on a copy of the Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature,” which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of the Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

(e)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative designated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

INDEXIQ ACTIVE ETF TRUST
On behalf of each Series identified on Schedule II attached to the Agreement

By:	/s/ Kirk Lehneis
Name:	Kirk C. Lehneis
Title:	President

THE BANK OF NEW YORK MELLON

By:	/s/ John Silano
Name:	John Silano
Title:	Director

SCHEDULE II
(Amended and Restated as of June 29, 2022)

IQ MacKay Municipal Intermediate ETF

IQ MacKay Municipal Insured ETF

IQ Ultra Short Duration ETF

IQ MacKay ESG Core Plus Bond ETF

IQ MacKay California Municipal Intermediate ETF

IQ Winslow Large Cap Growth ETF

IQ Winslow Focused Large Cap Growth ETF

IQ MacKay Multi-Sector Income ETF